Exhibit 99.1

For Immediate Release	For more information contact:
Tuesday, February 20, 2007	Frank T. Kane
Sr. Vice President-Finance & CFO

Chromcraft Revington, Inc.
Reports Fourth Quarter and 2006 Results

West Lafayette, Indiana, February 20, 2007 - Chromcraft Revington, Inc. (AMEX:CRC) today reported sales for the three months ended December 31, 2006 of $38,889,000, representing a 4.4% decrease as compared to sales of $40,669,000 for the prior year period. Shipments for the current quarter were lower as compared to the prior year period primarily due to competitive pressure from imports and a weak retail furniture environment. Product category shipments of dining room, bedroom and upholstered furniture were lower in the fourth quarter and were partially offset by higher shipments of commercial and occasional furniture as compared to last year’s fourth quarter. For the year ended December 31, 2006, sales were $160,478,000, a 5.4% decrease from $169,565,000 reported for the prior year.

The Company previously announced restructuring activities to shutdown, relocate, consolidate and outsource certain furniture manufacturing and distribution operations in order to reduce fixed costs, to improve the utilization of a global supply chain and to increase asset utilization. As a result, the Company recorded a restructuring and impairment charge of $1,599,000 pretax or $1,030,000 after-tax, representing a $.23 loss per share for the three months ended December 31, 2006. For the year ended December 31, 2006, total restructuring and impairment charges were $7,372,000 pre-tax or $4,703,000 after-tax representing a $1.07 loss per share.

After recognizing this restructuring and impairment charge, the net loss for the fourth quarter of 2006 was $741,000 or $.17 loss per share, as compared to net earnings of $1,705,000, or $.38 per share on a diluted basis for the prior year period. Excluding the impact of the restructuring and impairment charge, the Company would have had net earnings of $289,000, or $.06 per share on a diluted basis, for the three months ended December 31, 2006. In addition, operating results for the fourth quarter of 2006 were impacted by the wind down of certain operations, which affected fixed cost absorption and manufacturing efficiencies, and higher professional fees and employment related costs.

In connection with the restructuring, the Company utilized a deferred income tax asset for a state net operating loss carryforward for income realized at a subsidiary level on the cancellation of intercompany indebtedness. In addition, the Company determined that it is unlikely that the remaining portion of this state net operating loss carryforward will be utilized. As a result, the Company recorded a non-cash income tax charge of $325,000, or $.07 loss per share, for the year ended December 31, 2006 to reflect the establishment of a valuation allowance and the reduction of the deferred income tax asset.

For the year ended December 31, 2006, the net loss and loss per share were $3,393,000 and $.77, respectively, as compared to net earnings of $7,245,000, or $1.66 per share on a diluted basis, for the prior year. Excluding the impact of the restructuring and impairment charge and the non-cash income tax charge, the Company would have had net earnings of $1,635,000 or $.37 per share on a diluted basis, for 2006. At December 31, 2006, the Company had cash and cash equivalents of $8,418,000 and no bank borrowings.

Mr. Ben Anderson-Ray, Chairman and Chief Executive Officer, said that the restructuring activities are an important step in repositioning the Company in the global furniture marketplace and in strengthening its ability to remain competitive. The Company’s overall strategy requires a transformation of its business model to increased global sourcing activities, as well as a conversion of U.S. operations towards an increased focus on distribution and logistics of imported products. In addition, the Company will continue to shift its manufacturing operations towards use of demand flow and value added mass customization techniques.

“We believe our restructuring efforts, which are enabling the Company to transition at an aggressive pace of change, and our strong balance sheet will enable us to implement our strategic initiatives in the upcoming year,” said Anderson-Ray. “We are shifting to a more integrated approach with the creation of a single sales management function and a coordinated multi-brand marketing function. The Company’s divisional furniture manufacturing culture is transforming into a global consumer products brand culture that is intentional, disciplined and driven by functional leadership. Our vision is to offer consumer based differentiation and speed-to-market advantages for our customers with a combination of imported and domestic built-to-order mass customization products.”

As part of the restructuring efforts, the Company has recently consolidated to three operations for improved service, outsourced certain product lines to improve their value proposition, opened a new Las Vegas market showroom, launched a new trade identity for its residential products under the ‘CR Home’ banner, and appointed key executives to lead the unified sales and marketing functions of all of its brands. “We are rapidly transforming the organization to better focus on consumers and customers with a family of related brands that work in a unified manner,” added Anderson-Ray.

Anderson-Ray commented that business conditions remain soft at retail and that first quarter shipments are expected to be lower than the prior year period. He pointed out that, in connection with the restructuring activities, the Company expects to incur approximately $500,000 in additional expenses during the year ending December 31, 2007 for one-time termination benefits and costs to shutdown, vacate, and prepare the Company facilities held for sale. He added that as the Company continues to adapt to the global furniture marketplace and integrate functions common to its various products, additional restructuring charges, asset impairments, transition costs, reduced revenues and/or increased operating expenses may be necessary in the future.

Chromcraft Revington businesses design, manufacture and market residential and commercial furniture throughout the United States. The Company wholesales its residential furniture products under the CR Home banner with "Chromcraft," "Peters-Revington," "Silver Furniture," "Cochrane Furniture" and "Sumter" as brand names.

Forward Looking Statements

This release contains forward-looking statements that are based on current expectations and assumptions. These forward-looking statements can be generally identified as such because they include future tense or dates, or are not historical or current facts, or include words such as "believes," "expects," "intends," "plans," or words of similar import. Forward-looking statements are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated as of the date of this release.

Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated are the ability of the Company to complete the restructuring actions referenced in this and earlier press releases as currently planned and at estimated costs; general economic conditions; import and domestic competition in the furniture industry; ability of the Company to execute its business strategies; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new home and existing home sales; and other factors that generally affect business. An additional list of risks relating to the Company's business is located in the Company's Form 10-K for the fiscal year ended December 31, 2005 and in its Form 10-Q for the quarter ended September 30, 2006.

The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

* * *

Condensed Consolidated Statements of Operations (unaudited)
Chromcraft Revington, Inc.
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005

Sales	$38,889	$40,669	$160,478	$169,565
Gross margin (1)	5,959	7,901	23,636	37,641
Selling, general and administrative expenses (1)	7,019	6,230	27,952	26,531
Operating income (loss) (1)	(1,060)	1,671	(4,316)	11,110
Interest expense	39	93	232	753
Earnings (loss) before income tax expense (benefit)	(1,099)	1,578	(4,548)	10,357
Income tax expense (benefit) (2)	(358)	(127)	(1,155)	3,112
Net earnings (loss)	$(741)	$1,705	$(3,393)	$7,245

Earnings (loss) per share of common stock
Basic	$(.17)	$.39	$(.77)	$1.69
Diluted	$(.17)	$.38	$(.77)	$1.66
Shares used in computing earnings (loss) per share
Basic	4,440	4,347	4,415	4,277
Diluted	4,440	4,443	4,415	4,357

(1)
The Company previously announced restructuring activities to shutdown, relocate, consolidate and outsource certain furniture manufacturing and distribution operations in order to reduce fixed costs, to improve the utilization of a global supply chain and to increase asset utilization. As a result, the Company recorded restructuring and impairment charges during the three and twelve months ended December 31, 2006 of $1,599,000 and $7,372,000 pre-tax, respectively, as follows:

	(000's)
	Three
	Months	Year
	Ended	Ended
	Dec. 31,	Dec. 31,
	2006	2006
Restructuring charges:
Costs to shutdown, vacate and prepare for sale	$443	$479
One-time termination benefits	341	463
Inventory write-downs	263	3,011
	1,047	3,953

Impairment charges	552	3,419
	$1,599	$7,372

Statements of Operations classification:
Gross margin	$1,450	$7,083
Selling, general and administrative
expenses	149	289
	$1,599	$7,372

(2)
In connection with the restructuring, the Company utilized a deferred income tax asset for a state net operating loss carryforward for income realized at a subsidiary level on the cancellation of intercompany indebtedness. In addition, the Company determined that it is unlikely that the remaining portion of this state net operating loss carryforward will be utilized. As a result, the Company recorded a non-cash income tax charge of $325,000 for the year ended December 31, 2006 to reflect the establishment of a valuation allowance and the reduction of the deferred income tax asset.

Condensed Consolidated Balance Sheets (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	December 31,
	2006	2005

Cash and cash equivalents	$8,418	$-
Accounts receivable	19,072	18,735
Inventories	28,667	37,009
Assets held for sale	5,068	-
Deferred income taxes and prepaid expenses	3,104	1,922

Current assets	64,329	57,666

Property, plant and equipment, net	19,212	30,274
Deferred income taxes and other assets	2,277	1,319

Total assets	$85,818	$89,259

Accounts payable	$5,144	$5,448
Accrued liabilities	7,534	7,340

Current liabilities	12,678	12,788

Deferred compensation	1,918	2,486
Other long-term liabilities	804	1,323

Total liabilities	15,400	16,597

Stockholders' equity	70,418	72,662

Total liabilities and stockholders' equity	$85,818	$89,259

Condensed Consolidated Statements of Cash Flows (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	Year Ended December 31,
	2006	2005

Operating Activities
Net earnings (loss)	$(3,393)	$7,245
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities
Depreciation expense	3,086	3,491
Non-cash asset impairment charges	3,419	-
Deferred income taxes	(3,167)	(103)
Non-cash ESOP compensation expense	771	895
Non-cash stock compensation expense	404	294
Non-cash inventory write-downs	3,859	352
Provision for doubtful accounts	(15)	649
(Gain) loss on disposal of property, plant and equipment	(19)	230
Changes in operating assets and liabilities
Accounts receivable	(322)	(1,251)
Inventories	4,483	(3,695)
Prepaid expenses	722	(591)
Accounts payable and accrued liabilities	(98)	(940)
Deferred compensation and other long-term liabilities and assets	(820)	(603)

Cash provided by operating activities	8,910	5,973

Investing Activities
Capital expenditures	(1,649)	(1,521)
Proceeds on disposal of property, plant and equipment	1,157	16

Cash used in investing activities	(492)	(1,505)

Financing Activities
Net prepayments under a secured bank revolving credit line	-	(1,450)
Principal payments on a bank term loan	-	(4,250)
Stock repurchase from related party	-	(754)
Exercise of stock options	-	1,986

Cash used in financing activities	-	(4,468)

Change in cash and cash equivalents	8,418	-

Cash and cash equivalents at beginning of period	-	-

Cash and cash equivalents at end of period	$8,418	$-